UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 13, 2005 (April 11, 2005)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.01.    Entry into a Material Definitive Agreement

As of April 11, 2005, the company and its subsidiary Rocky Mountain Gas, Inc. (“RMG”) has entered into a binding agreement with Enterra Energy Trust (“Enterra”) for the acquisition of RMG by Enterra in consideration of $20,000,000, payable pro rata to the RMG shareholders in the amounts of $6,000,000 in cash and $14,000,000 in exchangeable shares of one of the subsidiary companies of Enterra. The shares will be exchangeable for units of Enterra twelve months after closing of the transaction. The Enterra units are traded on the Toronto Stock Exchange and on Nasdaq; the exchangeable shares will not be traded. RMG will be acquired with approximately $3,500,000 of debt owed to its mezzanine lenders.

Closing of the transaction is subject to approval of the RMG shareholders; U.S. Energy Corp. and Crested Corp., the principal shareholders of RMG, have agreed to vote in favor of the acquisition. Closing is further subject to completion of due diligence by Enterra, and to obtaining regulatory and stock exchange approvals.

RMG’s minority equity ownership of Pinnacle Gas Resources, Inc. will not be included in the transaction with Enterra, which has resulted in a decrease in the consideration to be paid by Enterra from the previously-announced $30,000,000, to the $20,000,000 in the definitive agreement signed as of April 11, 2005. However, Enterra will be entitled to be paid up to (but not more than) $2,000,000 if proceeds from a future disposition of the minority equity interest in Pinnacle exceed $10,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: April 13, 2005	By:	/s/John L. Larsen
John L. Larsen, CEO.

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